Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2026, relating to the consolidated financial statements of Sylvamo Corporation and the effectiveness of Sylvamo Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Sylvamo Corporation for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 6, 2026